UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 18, 2006
WEBSIDESTORY, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-31613	33-0072173
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10182 Telesis Court, 6th Floor, San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (858) 546-0040
Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 99.1

     This Current Report on Form 8-K is filed by WebSideStory, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein.
Item 1.01. Entry into a Material Definitive Agreement.
     On January 18, 2006, the Company entered into an employment offer letter (the “Offer Letter”) with Claire Long, pursuant to which Ms. Long agreed to become the Chief Financial Officer of the Company, and a change in control agreement (the “Change in Control Agreement”). The material terms of the Offer Letter and the Change in Control Agreement are described in Item 5.02(c) below.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (c) On January 19, 2006, the Company issued the press release attached hereto as Exhibit 99.1 announcing that the Company appointed Ms. Long to be the Company’s Chief Financial Officer. Ms. Long’s employment with the Company is expected to begin on or about February 2, 2006. The material terms and conditions of the Offer Letter and the Change in Control Agreement are summarized below, which summary is qualified by reference to the Offer Letter and the Change in Control Agreement, copies of which are attached to this report as Exhibit 10.1 and Exhibit 10.2, respectively.
     Pursuant to the Offer Letter, Ms. Long will receive an annual base salary of $190,000, and is eligible for a bonus of $40,000, which will be pro rated for 2006 based on Ms. Long’s actual start date with the Company. Any bonus is contingent on the achievement of the Company’s annual revenue, net income and bookings targets. Ms. Long will also be granted an option to purchase 70,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the day prior to Ms. Long’s actual start date. Such options will vest over 4 years, with 17,500 of such shares vesting on the first anniversary of Ms. Long’s start date with the Company and the remaining 52,500 shares vesting in equal monthly installments over the remaining 36 months. The options will be issued under the Company’s 2004 Equity Incentive Plan and will be subject to the terms and conditions of such plan.
     Pursuant to the Change in Control Agreement, if Ms. Long’s employment is terminated by the Company other than for cause or by Ms. Long for good reason within 12 months following a change in control (as such term is defined in the Change in Control Agreement), then (1) 75% of Ms. Long’s unvested stock options and restricted stock will vest as of the date of termination and (2) Ms. Long will receive severance pay equal to six months of her then effective base salary payable over the 6-month period commencing on the date of termination.
     For purposes of the Change in Control Agreement, the term “cause” means Ms. Long’s (1) gross negligence, breach of fiduciary duty involving personal profit, personal dishonesty, recklessness or willful misconduct with respect to her obligations or otherwise relating to the business of the Company, (2) material breach of any agreement between her and the Company, including the Company’s policies and practices, (3) conviction or entry of a plea of no contest for fraud, embezzlement, any felony or any crime of moral turpitude, or (4) willful neglect of her duties or failure to satisfactorily perform stated duties.

     For purposes of the Change in Control Agreement, the term “good reason” means (1) a reduction in Ms. Long’s base salary (or the Company’s failure to pay Ms. Long any compensation or benefits earned by her), provided that Ms. Long gives the Company a reasonable amount of time to cure such error, or (2) the Company’s relocation of Ms. Long’s principal place of business to any place outside a 50 mile radius of Ms. Long’s principal place of business as of her start date with the Company, in each case without Ms. Long’s prior written consent.
     The Company also plans to enter into an indemnification agreement with Ms. Long in the same form as the indemnification agreements the Company has entered into with other executive officers of the Company.
     Ms. Long, age 38, has served as the Director of Finance and Corporate Controller of Memec (which was acquired by Avnet, Inc. in July 2005), a global semiconductor distributor, since July 2003. From September 2002 until July 2003, Ms. Long was the Director of Finance at Charlotte Russe Holdings, Inc., a publicly-held retailer of women’s clothing. From October 1999 to December 2001, Ms. Long served in various capacities with Sun International Resorts, Inc., an owner of casinos resorts, culminating in her position as the Executive Director of Finance. Ms. Long also worked as an auditor for Price Waterhouse LLP for approximately 2 1/2 years and in the auditing group of Arthur Andersen LLP for more than 2 years. Ms. Long is a certified public accountant and holds a BSBA from the University of Hartford.
     The Company is not aware of any family relationship that would require disclosure under Item 401(d) of Regulation S-K or any transaction that would require disclosure under Item 404(a) of Regulation S-K with respect to Ms. Long.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description of Exhibit
10.1	Employment Offer Letter between WebSideStory, Inc. and Claire Long dated as of January 18, 2006

10.2	Change in Control Agreement between WebSideStory, Inc. and Claire Long dated as of January 18, 2006

99.1	Press Release issued by WebSideStory, Inc. on January 19, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBSIDESTORY, INC.
Date: January 24, 2006	By:	/s/ Jeffrey W. Lunsford
Jeffrey W. Lunsford President, Chief Executive Officer and Chairman

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Employment Offer Letter between WebSideStory, Inc. and Claire Long dated as of January 18, 2006

10.2	Change in Control Agreement between WebSideStory, Inc. and Claire Long dated as of January 18, 2006

99.1	Press Release issued by WebSideStory, Inc. on January 19, 2006

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